Exhibit 4.2

AMENDMENT AGREEMENT NO. 1 TO CANADA – ABL COLLATERAL AGREEMENT

THIS AMENDMENT AGREEMENT NO. 1 TO CANADA – ABL COLLATERAL AGREEMENT (this “Agreement”) is dated as of April 17, 2018 and is entered into among Revlon Canada Inc. and Elizabeth Arden (Canada) Limited, as Grantors, and Citibank, N.A., as Collateral Agent.

WHEREAS:

A.	The Grantors and the Collateral Agent have entered into that certain Canada – ABL Collateral Agreement dated as of March 22, 2018 (the “Existing Canadian ABL Collateral Agreement”).

B.	The Grantors and the Collateral Agent wish to amend the Existing Canadian ABL Collateral Agreement on the terms and conditions set out herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

ARTICLE 1
 INTERPRETATION

1.1            Defined Terms.  In this Agreement, unless something in the subject matter or context is inconsistent: (a) terms defined in the description of the parties or in the recitals have the respective meanings given to them in the description or recitals, as applicable; and (b) all other capitalized terms have the respective meanings given to them in the Existing Canadian ABL Collateral Agreement, as amended by Article 2 of this Agreement (the Existing Canadian ABL Collateral Agreement, as amended by this Agreement, the “Amended Canadian ABL Collateral Agreement”).

1.2            Headings.  The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2
 AMENDMENT

2.1            Amendment to Existing Canadian ABL Collateral Agreement.  Effective as of the Amendment Effective Date (as defined below), Section 6.6 of the Existing Canadian ABL Collateral Agreement is hereby deleted in its entirety and replaced with the following:

Application of Proceeds.  Subject to the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Collateral Agent’s election, subject to the terms of any Intercreditor Agreement, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, in payment of the applicable Grantor’s Secured Obligations, and shall make any such application in accordance with Section 6.6 of the Guarantee and Collateral Agreement.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES

3.1              Representations.  Each Grantor represents and warrants to the Agent and the Lenders that, as of the date hereof (after giving effect to this Agreement):

(a)	this Agreement has been duly authorized, executed and delivered by such Grantor; and

(b)
the Amended Canadian ABL Collateral Agreement constitutes a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor’s rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE 4
 CONDITIONS PRECEDENT

4.1            Conditions Precedent.  This Agreement shall become effective on the date (such date being referred to herein as the “Amendment Effective Date”) upon which there has been receipt by the Collateral Agent of a counterpart of this Agreement executed by each party hereto.

ARTICLE 5
 GENERAL

5.1            Continuing Effect. Except as specifically stated herein, the Existing Canadian ABL Collateral Agreement shall continue in full force and effect in accordance with the provisions thereof.

5.2            Binding Nature.  This Agreement shall enure to the benefit of and be binding upon each Grantor and the Collateral Agent and their respective successors and permitted assigns.  For the avoidance of doubt, this Agreement constitutes a Loan Document.

5.3            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and of the federal laws of Canada applicable therein.

5.4            Counterpart and Facsimile.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by any party by facsimile or electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such party.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REVLON CANADA INC., as Grantor

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Director and Vice President

ELIZABETH ARDEN (CANADA) LIMITED, as
Grantor

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Director and Vice President and Secretary

CITIBANK, N.A., as Collateral Agent and
Administrative Agent

By:	/s/ David G. Foster
	Name:	David G. Foster
	Title:	Attorney In Fact